Item 26. Exhibit (h) i. f.

AMENDMENT

to

PARTICIPATION AGREEMENT

Among

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

C.M. LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,

and

PIMCO INVESTMENTS LLC

THIS AMENDMENT (“Amendment”) is made as of March 1, 2017 by and among PIMCO Investments LLC (the “Underwriter”), PIMCO Variable Insurance Trust (the “Fund”), Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company (together, the “Company”).

WHEREAS, the Fund, the Underwriter and the Company formed the “Agreement” pursuant to that certain Amendment and Agreement dated November 10, 2010, by and among the Fund, the Underwriter and the Company, which duplicated with respect to the PIMCO Trusts only, that certain Participation Agreement dated April 21, 2006, by and among the Fund, Allianz Global Investors Distributors, LLC and the Company.

WHEREAS, the Company, pursuant to the Agreement, purchases shares of Portfolios of the Fund on behalf of the Company’s Accounts to fund certain Contracts issued by the Company; and

WHEREAS, the Fund, the Underwriter, and the Company (each a “Party” and, together, the “Parties”) seek to amend the Agreement.

WHEREAS, all other terms of the Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of their mutual covenants herein contained and for other good and valuable consideration, the Parties agree to amend the Agreement as follows:

1.	The ninth WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Administrative Class, Institutional Class, Advisor Class and/or Class M shares in the Portfolios listed in Schedule A hereto, as it may be amended

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from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;”

2.	The existing Schedule A is deleted in its entirety and replaced with the accompanying Schedule A.

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative.

PIMCO INVESTMENTS LLC

By:	/s/ Eric M. Sutherland

Name:	Eric M. Sutherland

Title:	President

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Eric D. Johnson

Name:	Eric D. Johnson
Vice President

Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	/s/ Tina M. Wilson

Name:	Tina Wilson

Title:	Senior Vice President

C.M. LIFE INSURANCE COMPANY
By:	/s/ Eric Wietsma

Name:

Title:	Senior Vice President

SCHEDULE A

The term “Designated Portfolios” will include any series of the PIMCO Variable Insurance Trust that offers Administrative, Institutional, Advisor and/or M Class Shares and that is operating as of the date of this Agreement or that thereafter commences operations, other than any such series that ceases operations.

Segregated Asset Accounts

Such Segregated Asset Accounts as determined by the Company from time to time.